October 25, 2013

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100F Street Northeast

Washington, DC 20549-2000

RE:      Nevada Health Scan, Inc.

File No. 000-54231

Dear Sir or Madam:

We  have  read  Item  4.01  of  Form  8-K  dated  October  25,  2013  of  Nevada  Health  Scan,  Inc.  and

disagree  with  the  statements  contained  therein  as  it  pertains  to  our  firm.   We  did  not  perform  the

SAS  100  Quarterly reviews  for  the  interim  periods  December  31,  2012  through  to  June  30,  2013 and  therefore  can  only confirm  there  are  no  disagreements  as  of  the  period  ended  September  30,

2012.

We  have  no  basis  to  agree  or  disagree  with  any  other  statements  of  the  Registrant  contained  in

Item 4.01 other than the statements made in the paragraph above.

Sincerely,

/s/ Anton & Chia, LLP